Exhibit 99.1

News Release

Thad Trent appointed ON Semiconductor’s Executive Vice President and Chief Financial Officer

Bernard Gutmann, executive vice president and chief financial officer will retire after a nearly four decade career in finance

PHOENIX, Ariz. – Jan. 28, 2021 – ON Semiconductor (Nasdaq: ON) announced today that Thad Trent will join ON Semiconductor as executive vice president and chief financial officer (CFO) effective Feb. 16, 2021. Trent joins ON Semiconductor as a nearly 30 year finance veteran of the tech industry. Trent has held several leadership roles throughout his career, most recently as CFO at Cypress Semiconductor responsible for strategic planning, accounting, investor relations, tax, corporate development and information technology. Under his leadership, revenue increased from $723 million to $2.5 billion and the enterprise value increased by five times within five years. Trent has a proven track record of driving sustainable financial performance, transformative mergers and acquisitions, operational excellence, process efficiency, financial leadership and robust compliance.

“I have full confidence that Thad’s wealth of experience to the role and a depth of understanding of the transformation underway in our industry will add tremendous value to our organization,” said Hassane El-Khoury, president and CEO at ON Semiconductor. “He has the skillset needed to take our company into its next phase as we further focus on accelerating revenue and gross margin while enhancing stakeholder value. We are excited to enter this next phase of growth for the company.”

Bernard Gutmann has decided to retire from his position as executive vice president and CFO of the company after a nearly four decade career in finance with ON Semiconductor and Motorola. Gutmann will remain an advisor until April 2021 to ensure a smooth transition.

“During the past several decades of my career here, it has been wonderful to be a part of our company’s success and foundation building – starting from my work on the company’s initial public offering (IPO) in 2000,” said Gutmann. “I wish our company a bright future and outlook as I embark on this next phase of my life, focusing on my family in retirement.”

“The foundation that Bernard has set during his tenure at our company will enable us to build upon our future strategies,” said El-Khoury. “We thank Bernard for his dedication to his team, ON Semiconductor and key stakeholders during his tenure at our company.”

– m o r e –

ON Semiconductor Announces Chief Financial Officer Successor

Earlier this month, Bill Schromm announced his retirement as executive vice president and chief operations officer of the company. With Bill’s departure, ON Semiconductor welcomed Dr. Wei-Chung Wang as executive vice president of manufacturing and operations. Previously, he was executive vice president of worldwide manufacturing and operations at Cypress Semiconductor, responsible for overseeing fab and assembly/test, foundry/subcons, supply chain and packaging development. Wei-Chung elevated Cypress’ operational excellence, managed important transfer and ramp projects, accelerated process and packaging development, in addition to improvements in cost, quality and manufacturing flexibility. During his tenure, Cypress streamlined operations, reduced manufacturing complexity and capital expenditure while supporting revenue growth. Prior to Cypress, Wei-Chung was senior vice president of operations at Fairchild Semiconductor, now part of ON Semiconductor.

About ON Semiconductor

ON Semiconductor (Nasdaq: ON) is driving energy efficient innovations, empowering customers to reduce global energy use. The company is a leading supplier of semiconductor-based solutions, offering a comprehensive portfolio of energy efficient power management, analog, sensors, logic, timing, connectivity, discrete, SoC and custom devices. The company’s products help engineers solve their unique design challenges in automotive, communications, computing, consumer, industrial, medical, aerospace and defense applications. ON Semiconductor operates a responsive, reliable, world-class supply chain and quality program, a robust compliance and ethics program, and a network of manufacturing facilities, sales offices and design centers in key markets throughout North America, Europe and the Asia Pacific regions. For more information, visit https://www.onsemi.com.

ON Semiconductor and the ON Semiconductor logo are registered trademarks of Semiconductor Components Industries, LLC. All other brand and product names appearing in this document are registered trademarks or trademarks of their respective holders.

Contacts

Kris Pugsley	Parag Agarwal
Corporate Communications / Media Relations	Vice President Investor Relations and Corporate Development
ON Semiconductor	ON Semiconductor
(312) 909-0661	(602) 244-3437
kris.pugsley@onsemi.com	parag.agarwal@onsemi.com

# # #

Cautions Regarding Forward-Looking Statements

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are often characterized by the use of words such as “believes,” “estimates,” “expects,” “projects,” “may,” “will,” “intends,” “plans,” “should,” or “anticipates,” and similar expressions. All forward-looking statements in this press release are made based on ON Semiconductor’s current expectations, forecasts, estimates and assumptions, and involve risks, uncertainties and other factors that could cause results or events to differ materially from those expressed in the forward-looking statements. Among these factors are economic conditions and markets (including current financial conditions), exchange rate fluctuations, risks associated with decisions to expend cash reserves for various uses in accordance with ON Semiconductor’s capital allocation policy such as debt prepayment, stock repurchases or acquisitions rather than to retain such cash for future needs, risks associated with ON Semiconductor’s substantial leverage and restrictive covenants in ON Semiconductor’s debt agreements that may be in place from time to time, and risks involving governmental regulation.

ON Semiconductor Announces Chief Financial Officer Successor

Additional factors that could cause results to differ materially from those projected in the forward-looking statements are contained in ON Semiconductor’s 2019 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other of ON Semiconductor’s filings with the SEC. ON Semiconductor assumes no obligation to update such information, except as may be required by law.

# # #